Exhibit 2.3

List of Omitted Exhibits to

Purchase Agreement and Agreement to

Furnish Omitted Exhibits Upon Request

1.             Rent Roll and Schedule of Leases to be Assigned.

2.             Seller Lease.  The Seller Lease has been included as Exhibit 2.4 to this filing.

The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.